Exhibit 6.3

CALAMP MASTER AGREEMENT

Contract Cover Page

This Master Agreement (“Agreement”) is made and entered into as of the date identified below as the “Effective Date,” by and between CalAmp Wireless Networks Corporation, formerly known as Wireless Matrix USA, Inc. (“CalAmp”), a Delaware corporation having a principal place of business at 15635 Alton Parkway, Suite 250, Irvine, California 92618, and the customer identified below (“Subscriber”), each a “Party” and collectively the “Parties.”

For good and valuable consideration, the receipt and sufficiency of which are acknowledged, the Parties agree that this Agreement consists of (i) this Contract Cover Page, (ii) the attached CalAmp Master Terms and Conditions (“Terms and Conditions”), and (iii) any such additional Sales Quotes/Orders submitted by Subscriber and accepted by CalAmp during the Term. This Agreement shall become effective when executed by the authorized representatives of both Parties as of the Effective Date specified below (the “Effective Date”).

This Agreement applies to the Application Services, related Hardware and Licensed Technology, and to all related services provided by CalAmp to Subscriber during the Term.

Agreement Effective Date: March 22, 2019.

Initial Term: 1 year (12) months from the Term Commencement Date.

Fees and Expenses: As set forth in the Terms and Conditions.

Monthly Subscriber Fees commence upon earlier of first installation or 14 days following first shipment.

Subscriber information (must be completed; invoices will be sent to this address unless a different billing address is specified):

Subscriber name: Direct Communication Solutions, LLC	BILLING ADDRESS IF DIFFERENT:
State of incorporation: Delaware	Name: Click here to enter text.
Address:17150 Via Del Campo, #200, San Diego, CA. 92127	Address: Click here to enter text.
Primary Contact: Chris Bursey	Click here to enter text.
Phone: 858-525-2483	Email: Click here to enter text.
Facsimile: Click here to enter text.	Phone: Click here to enter text.
Email: cbursey@dcsbusiness.com
Federal Tax ID Number: 20-551-7542

The Parties, through their duly authorized representatives as evidenced by their signatures below, and intending to be legally bound hereby, have executed this Agreement, consisting of this Contract Cover Page, and the attached Terms and Conditions.

Subscriber name: Direct Communication Solutions, LLC

Signature:	/s/ Chris Bursey
Name (print):	Chris Bursey, Title: CEO

CalAmp Wireless Networks Corporation

Signature:	/s/ Carl Burrow
Name (print):	Carl Burrow, Title: Sr. VP, Global Sales

CALAMP

MASTER TERMS AND CONDITIONS

These Master Terms and Conditions and the Order are required to be attached to the Contract Cover Page to which they pertain, and together constitute the “Agreement.”

1.	DEFINITIONS.

1.1	Affiliate shall mean a company controlling, controlled by or under common control with CalAmp or Subscriber, as appropriate.

1.2	Application Services shall mean the features and functions of the software application(s) and any and all CalAmp data and content, access to which is made available to Subscriber as a service.

1.3	Authorized End Users shall mean any individual employee or contractor of Subscriber accessing or using the Hardware, Application Services and Licensed Technology solely for the benefit of Subscriber, as further described in Section 3.6.

1.4	Communication Network shall mean the cellular data network(s) to which the Hardware is connected in order to be utilized, access to which is purchased by CalAmp from a wireless telecommunications service provider or re-seller, and provided by CalAmp to Subscriber under this Agreement. Communication Network data lines may have a minimum activation term required by the wireless telecommunications service provider. Subscriber’s access to the Communication Network is subject to termination by the wireless telecommunications service provider for fraud or unauthorized use by Subscriber.

1.5	Data Network shall mean either the Communication Network or other third party cellular data network services purchased by Subscriber directly from a third party vendor, to which the Hardware is connected in order to be utilized.

1.6	Defect shall mean a material defect caused by defective material or workmanship resulting in a failure of the Hardware to substantially conform to the specifications provided in user documentation.

1.7	Hardware shall mean the GPS tracking and reporting device that directly interfaces with the Application Services and its ancillary accessories purchased from CalAmp and provided to Subscriber under this Agreement.

1.8	Installation shall mean the Hardware and its related accessories have been attached to the Subscriber’s Vehicle, the Hardware has been activated on the Data Network (“Activation”) and the Hardware has been provisioned. (“Provisioning” is complete when the Hardware and the CalAmp host computer server(s) have been programmed, enabling the server(s) to identify, communicate with and provide automated system access and services to the Hardware.)

1.9	Licensed Technology shall mean collectively (i) the access provided by CalAmp to the Communication Network, if applicable, and (ii) software and firmware, if any, embedded within the Hardware.

1.10	Megabytes or MB shall mean a unit of measure for data transmitted over a Data Network and shall be equal to 1,000,000 bytes.

1.11	Order shall mean the CalAmp authorized Sales Quote executed by the Parties, or any Subscriber issued purchase order which will only be effective if countersigned by CalAmp and will remain subject to Section 13.8 below.

1.12	Other Equipment shall mean any third party device or equipment purchased from CalAmp under this Agreement but not sold under the CalAmp brand or name. Other Equipment is not Hardware. CalAmp is not obligated to procure or provide Other Equipment unless included in an Order that CalAmp has accepted, and assumes no liability for Other Equipment other than installation if CalAmp has agreed to perform installation services. Subscriber accepts Other Equipment subject to all restrictions and limitations imposed by the third party supplier or manufacturer. Title and risk of loss to Other Equipment will pass to Subscriber as described in Section 5.1.

1.13	Subscriber Data shall mean all Subscriber’s information and data (including any third-party information and data in the possession or custody of Subscriber), collected or transmitted by the Application Services or stored on CalAmp computer server(s) in accordance with this Agreement.

1.14	Subscriber Marks shall mean all Subscriber-owned domain names, trademarks and logos.

1.15	Vehicle shall mean any powered or non-powered vehicle, and for the purposes hereof also includes any other Subscriber equipment (including fixed assets), receiving installation of Hardware (whether powered or unpowered).

1.16	CalAmp Marks shall mean all CalAmp-owned domain names, trademarks and logos.

2.	ORDERS.

2.1	Orders. From and after the Effective Date, Subscriber may purchase from CalAmp the Hardware and access to Application Services, and Licensed Technology pursuant to one or more Order(s). Orders will specify the Hardware units to be shipped to Subscriber for use by Subscriber. The right to use the Hardware includes the right to use the embedded Licensed Technology as herein provided. All Orders are subject to and governed by the provisions of this Agreement which are deemed incorporated therein by reference. Once an Order has been signed and accepted by CalAmp, the Order is binding and not subject to cancellation by Subscriber.

2.2	Affiliate Orders. Subscriber’s Affiliates (if any) may place Orders under this Agreement in the same manner as Subscriber. CalAmp is not required to verify with Subscriber the authority of any Affiliate to place such Order. Subscriber, jointly and severally with its Affiliate shall be liable for all obligations of the Affiliate as it relates to that Order.

3.	GRANT OF RIGHTS.

3.1	Provision and Access. Subject to the provisions of this Agreement, including the payment when due of all applicable Fees, CalAmp agrees to provide Subscriber with the right to access and use the Application Services or Licensed Technology during the Term solely for Subscriber’s internal business use. CalAmp shall provide to Subscriber passwords and internet addresses as necessary to facilitate access.

3.2	License Grant. Solely in furtherance of the access granted in Section 3.1 above, and subject to the provisions of this Agreement, including the payment when due of all applicable Fees, CalAmp grants Subscriber a limited, non-transferable, non-sub-licensable, non-exclusive, royalty-free license to use the Licensed Technology during the Term in a fully assembled state and not separately as components, solely for Subscriber’s own internal business use.

3.3	Restrictions. The rights granted in Sections 3.1 and 3.2 are subject to the following restrictions. Subscriber shall not with respect to the Hardware, Application Services or Licensed Technology, or any component thereof, unless expressly permitted or required by law, or unless Subscriber has been specifically told that they may do so by CalAmp, in writing, directly or indirectly: (i) authorize or permit use by persons other than Authorized End Users; (ii) modify, translate, reverse engineer, decompile, disassemble, or in any manner decode any object code in order to derive, obtain or perceive the source code; (iii) copy, reproduce or create derivative works; (iv) assign, sell, lease, license, transfer, encumber or pledge as security, permit liens against or otherwise convey any rights therein; (v) permit use for the development of new, or the modification of existing products or services, whether offered by Subscriber or a third party; (vi) permit use for the benefit of any third parties (e.g., in a time share, service bureau or outsourcing relationship) or use other than in the intended manner; or (vii) remove, alter or obscure any proprietary notice, labels or marks on the Hardware. Subscriber will not use, duplicate or disclose any technical data or other information pertaining to the Hardware or the Licensed Technology for any purposes.

3.4	Intellectual Property Rights. CalAmp reserves to itself and without restriction all rights not expressly granted herein to Subscriber. Without limiting the foregoing, except as specifically set forth in this Agreement, CalAmp and its third party vendors own all right, title and interest in and to the Hardware, CalAmp proprietary software, the Application Services, the Licensed Technology and the CalAmp Marks, and all intellectual property rights pertaining to the foregoing, including all improvements, modifications and derivative works. Subscriber neither owns nor acquires any rights in or to any of the foregoing except the limited rights of use expressly granted in this Agreement.

3.5	Subscriber License Grant and Intellectual Property Rights. Subscriber owns all right, title and interest in and to the Subscriber Marks and Subscriber Data, and CalAmp acknowledges that it neither owns nor acquires any additional rights in and to the foregoing other than the rights expressly granted by this Agreement. Subscriber grants to CalAmp a non-exclusive, royalty-free right and license to: (i) use the Subscriber Data to provide the services, conduct internal testing and continued product development; and (ii) disclose, use and provide the Subscriber Data for traffic forecasting and patterns and other business purposes, provided that any Subscriber Data disclosed is anonymous data without reference to or identification of the Subscriber or its customers.

3.6	Authorized End Users. Subscriber may permit an Authorized End User to access and use the Application Services in compliance with the terms of this Agreement. Subscriber acknowledges and agrees that Subscriber shall be liable for all acts and omissions of, and any breach of this Agreement caused by its Authorized End Users.

4.	PERFORMANCE; THIRD PARTY SERVICES; TERMS OF USE.

4.1	Performance. CalAmp may utilize agents and independent subcontractors in the performance of this Agreement.

4.2	Network Service: Subscriber acknowledges that (i) access to, transmission speed and quality of the Data Network, Global Positioning System (“GPS”) network, and the Internet (the worldwide network of computer networks using standard protocols to facilitate data transmission) are dependent upon network infrastructures owned by, operated by, or under the control of third parties, and made available to Subscriber subject to availability, limitations and conditions over which CalAmp assumes no control or responsibility; and (ii) connectivity, functionality and performance of these networks are dependent upon, and limited by a variety of factors including without limitation network technology, equipment, coverage and calling areas, cell site availability, inherent capacity and other system limitations, interference and failures, and network user congestion, environmental variables due to weather and atmospheric conditions, topography, locations of buildings and other structures, as well as periodic software and equipment updates and maintenance, and other internal factors determined solely by each network provider. GPS is a satellite based positioning system providing expansive coverage throughout the world. The GPS antenna must have a direct line of sight to the satellites. If said path is impaired (e.g. underground parking lots or the shadow of tall buildings), it can affect the ability of the services to recognize an accurate location. Subscriber agrees that CalAmp is not responsible for any failure or degradation in performance of the Hardware, Application Services and Licensed Technology, or Other Equipment, resulting delays, loss or damage including loss of data or compromised data security, due to the performance of any of these networks. In addition, Application Services based on cellular technology may become obsolete in the futures as a result of changes in wireless technology or actions by telecom regulators with respect to cellular technology in mapping applications. In such event, CalAmp shall have no obligation to issue a refund or furnish substitute services. In addition, CalAmp assumes no responsibility for the accuracy or inaccuracy of any maps upon which the Application Services are based. The parties also recognize that unusual concentrations of usage may occur in certain locations. CalAmp shall incur no liability for its inability to provide adequate Application Services hereunder arising from or related to a lack of network capacity on the Hardware or Other Equipment which results from the aforesaid usage concentration, and nothing herein shall require CalAmp to expend any capital to insure capacity for Subscriber’s use of the Application Services.

4.3	Subscriber acknowledgements. Subscriber acknowledges that (i) Subscriber Data collected by the Hardware while access to the Data Network is not available or when outside a reporting interval will not be transmitted or retrievable by Subscriber until access is restored or reporting next occurs; (ii) Subscriber Data collected by the Application Services will be stored pursuant to the CalAmp customer data retention policy as published and periodically updated at: http://www.calamp.com/references/docs/data_retention.pdf, and thereafter may be archived or purged and destroyed in CalAmp’s sole discretion; (iii) Subscriber assumes the entire risk in downloading or otherwise accessing any data, information, files or other materials obtained from the CalAmp’s business support network or any Application Services; (iv) it is technically possible for third parties to monitor Data Network transmissions over the air and CalAmp is not responsible for the security of such transmissions; (v) the Application Services, which provide location or directional information are to be used only as an aid in planning and CalAmp is not responsible for the accuracy thereof; and (vi) due to the factors described in this Section 4.3 and elsewhere in this Agreement, Subscriber Data transmission through Hardware is not instantaneous and delays in receipt of data are normal. Subscriber further agrees that CalAmp shall not be liable for any resulting delays, loss or damage including loss of data or compromised data security. Subscriber also acknowledges that the Hardware and Application Services have not been designed and are not effective as a security system or to provide security or emergency response for person (including remote medical monitoring) or property, including driver/passengers, Vehicle and its contents, whether alone or in conjunction with any other security or emergency system (e.g. a Vehicle security/alarm system), and any use of the Hardware or the features or functionality of the Application Services for such purpose is unauthorized and at Subscriber’s sole risk and liability. Subscriber shall communicate to each of its Authorized End Users that the Hardware and Application Services are not intended to provide access to emergency personnel or services and that Authorized End Users must contact law enforcement agencies or emergency services personnel directly through means other than the Hardware. CalAmp accepts no responsibility or liability for use of the Application Services in emergency situations and does not contact or communicate with law enforcement agencies on Subscriber’s or Authorized End User’s behalf.

4.4	Third-party Application and Interface acknowledgements. CalAmp Application Services specifications may allow for an interface (“Interface”) with certain third-party workforce and service management applications (“Third-party Application(s)”). CalAmp has no responsibility for such Third-party Applications and availability of an Interface is not guaranteed by CalAmp. If Subscriber requests and CalAmp agrees to provide an Interface, Subscriber acknowledges and agrees that (i) CalAmp has no liability or responsibility for the operation, support, maintenance or updates of such Interface, (ii) Subscriber expressly authorizes the exchange of Subscriber Data between CalAmp and the Third-party Applications utilized by Subscriber, through the Interface, and CalAmp has no responsibility for Subscriber Data transferred to the possession or control of the Third-party Application provider, (iii) CalAmp does not warrant any rights in the Interface including without limitation intellectual property rights or indemnity against infringement, (iv) Subscriber will use the most current version of the Interface that is compatible with the Application Services and any failure of the Third-party Application provider, with whom Subscriber must have a separate agreement, to continue to support, maintain or update the Interface does not affect in any way Subscriber’s obligations under this Agreement, and (v) depending on the nature and scope of the Interface, CalAmp may charge Subscriber an additional fee.

4.5	OBD II Acknowledgements. If Subscriber’s CalAmp Hardware is an OBD II plug-in device(s), the following applies: The OBD II Hardware device is based on the OBD II standard and plugs into the OBD II port on Subscriber’s Vehicle. Subscriber acknowledges and agrees that (i) the Vehicle must support the OBD II standard and the OBD II port must be free of any damage, properly powered, and fully functioning and communicating with all Vehicle systems as designed, and (ii) the data parameters available through the OBD II port or the ability to access them vary among Vehicle manufacturers and Vehicle models, and as a result not all data may be available for transmission to the OBD II Hardware device.

4.6	Mobile Devices. Some features and functionality of Application Services may be available to Subscribers utilizing certain mobile devices, subject to their specifications and telecommunications and internet service availability. CalAmp is not obligated to provide a compatible version of the Application Services for all mobile devices or telecommunication service provider network specifications. Access to the Application Services on a mobile device is also subject to the terms and conditions of the plan and contract covering use of the mobile device, and subject to the telecommunications service provider’s rates and fees, taxes and other costs, which are the sole responsibility of the Subscriber or the mobile device end-user.

4.7	Disclosure of Relationship with Service Providers. Subscriber understands, and will communicate to each of its Authorized End Users, that the Hardware and Application Services furnished by CalAmp depend upon services provided by third parties (“Service Providers”) pursuant to agreements between such Service Providers and CalAmp and are subject to certain terms, conditions and limitations set out in such agreements. Subscriber expressly understands and agree that it and its Authorized End Users have no contractual relationship whatsoever with the Service Providers and that Subscriber and its Authorized End Users are not a third party beneficiary of any agreement between CalAmp and such Service Providers. In addition, Subscriber expressly agrees that the agreements and terms in this section 4.7 shall survive the termination of this Agreement.

Subscriber understands that CalAmp and Service Provider cannot guaranty the security of data transmissions, and will not be liable for any lack of security relating to the use of the Application Services or the transmission of data. Subscriber further acknowledge that the Service Providers disclaim all liability of any nature to Subscriber, whether direct, indirect, incidental or consequential, arising out of use of the Hardware, and Subscriber agrees that it shall have no claims against the Service Providers of any kind with respect thereto.

5.	HARDWARE SHIPMENT AND INSTALLATION.

5.1	Shipping and Title. Title to the Hardware and any Other Equipment, and risk of loss or damage, will pass to Subscriber when CalAmp delivers the Hardware or Other Equipment to the shipping carrier. CalAmp’s title and rights to the embedded Licensed Technology and all associated intellectual property rights therein remain with CalAmp and do not transfer to Subscriber. Unless provided in an Order or otherwise agreed in writing, CalAmp will deliver the Hardware and any Other Equipment freight prepaid by CalAmp and billable to Subscriber. CalAmp utilizes standard ground shipping; any other available form of shipment requested by Subscriber will be at Subscriber’s sole cost.

5.2	Hardware Installation. Subscriber shall be solely responsible for (i) Installation unless Installation is purchased from CalAmp and included in the Order; and (ii) integration of the Hardware with any other hardware and software applications not purchased from CalAmp, any such integration being at Subscriber’s sole risk and cost. The Term Commencement Date shall be fourteen (14) days following the date the Hardware is shipped to Subscriber or upon first installation, whichever occurs first (subject to adjustment in the sole discretion of CalAmp for any delays in Hardware availability or delivery). If Installation is purchased from CalAmp, it will be performed by CalAmp’s authorized contractor (“Installer”) subject to Subscriber’s compliance with the requirements of Section 5.3 below. Subscriber acknowledges that the Installation services purchased from CalAmp are performed by independent contractors and not CalAmp employees. Such contractors are not contracted by CalAmp to perform any additional services for Subscriber during the course of Installation. Any additional services or equipment purchased from such contractors will be at the sole additional expense and risk of Subscriber.

5.3	CalAmp Installation Process.

(i)	Standard Installation hours are between 7:00 a.m. and 6:00 p.m., Monday through Friday, Subscriber’s local time. Subscriber shall promptly schedule the Installation Date with CalAmp and the Installer no later than two (2) weeks prior to the Installation Date.

(ii)	Hardware may be shipped to the Subscriber’s designated location in advance of the Installation Date. Subscriber will be required to receive and securely store the Hardware, and then make it available to the Installer at the scheduled location on the Installation Date.

(iii)	All Vehicles must be placed in a single designated location and all keys provided to the Subscriber’s on-site contact. Vehicles must be free of any mechanical, electrical or other problems (“Vehicle Faults”) that would prevent or materially hamper or delay performance of Installation. If any Vehicle Fault prevents Installation at the scheduled time and location, the Installer will not complete Installation.

(iv)	Subscriber shall be charged an additional $75 per Vehicle (“No Show Fee”) for (i) each Vehicle that was scheduled for Installation but was not made available (including delivery of Vehicle keys) within fifteen (15) minutes of the scheduled Installation time at the scheduled location, unless the scheduled time or location was changed by Subscriber with at least twenty-four (24) hours prior notice, and (ii) each Vehicle on which Installation could not be completed due to a Vehicle Fault.

(v)	Subscriber shall provide a reasonably safe, secure, and dry work environment with protection from inclement weather at the installation site, access to 110V AC power, and satisfactory cellular data network connectivity if Subscriber is responsible for providing the Data Network. Subscriber will not in any manner interfere with the Installer performing the Installation.

(vi)	Subscriber shall provide an on-site contact, who upon completion shall confirm by a signed writing that the Installation has been performed.

(vii)	Subscriber acknowledges that the Installer may modify or alter Subscriber’s Vehicles, including without limitation drill holes, cut panels and body, or perform rewiring. CalAmp will not be responsible for subsequent restoration of Subscriber’s Vehicles to their unmodified or unaltered condition. Legacy equipment to be uninstalled from Vehicles in order to enable Installation is not included in the Installation Fee(s) quoted to Subscriber, and Subscriber will be responsible for all such additional fees. Neither CalAmp nor the Installer will have any responsibility for subsequent handling and disposal of legacy equipment, which will be delivered to Subscriber’s on-site contact during the scheduled Installation for disposal in accordance with any applicable legal requirements.

(viii)	Subscriber will additionally be responsible to pay for all travel related expenses including overnight accommodations, incurred by Installer in conjunction with Installation, in accordance with Installer’s or CalAmp’s travel and expense reimbursement policies.

6.	SUPPORT; UPDATES; SERVICES.

6.1	Customer Support. Customer Support is available by telephone or email to Subscriber twenty-four (24) hours a day, seven (7) days a week. Subscriber consents to recording of calls for quality assurance and training. On-site support or service, or other professional services, are not available unless separately purchased and included in an Order and if applicable, a Statement of Work.

6.2	Updates. Updates and upgrades to the Application Services or the Licensed Technology will be made available when offered to CalAmp’s entire subscriber base. Licensed Technology updates or upgrades will be installed by “over the air programming” (“OTAP”). Data Network usage for over the air programming may exceed the Data Network communication rate plan selected by Subscriber and Subscriber is responsible for any “Overage Fees.” Subscriber agrees to maintain its systems to be compatible with the CalAmp client supported browsers, configuration, flash player and other system requirements as published and periodically updated at: http://www.calamp.com/references/docs/Browser_req.pdf.

7.	FEES AND PAYMENT.

7.1	Fees and Expenses. Subscriber shall pay the fees and charges set forth in the applicable Order (“Fees”), which will include “Hardware Fees,” “Monthly Subscriber Fees” per Hardware unit (including “Communication Network Fees,” if applicable), and if applicable “Overage Fees,” “Installation Fees,” and any additional fees and charges set forth in such Order or elsewhere in this Agreement. All Fees are in U.S. dollars. Monthly Subscriber Fees under each Order will commence on the earlier of the first date of Installation or fourteen days following the date that the first Hardware unit(s) is shipped under such Order, or if applicable, on the first day following expiration or termination of the term of any prior order or agreement pertaining to a Hardware unit that was previously installed if the Hardware remains operational (“Monthly Fee Commencement Date”). Monthly Subscriber Fees will continue throughout the Term. Overage Fees shall be calculated as the total MB usage per Hardware unit of the Communication Network that exceeds the allowable MB usage included in the Monthly Subscriber Fee. Subscriber shall be responsible for all data transmissions associated with the SIM card or ESN number embedded within the Hardware. CalAmp reserves the right to charge Subscriber for additional services requested by Subscriber outside the scope of this Agreement. Fees are determined at the time of each Order, and are subject to change prior to the execution or submission of an Order or at the end of the then current Term. Subscriber will also reimburse CalAmp for pre-approved incidental expenses incurred by CalAmp for any activities performed at the Subscriber’s location or on the Subscriber’s behalf. Subscriber may not abate, reduce, or set-off any Fees or other amounts due.

7.2	Invoices and Payment. All Fees will be invoiced. Monthly Subscriber Fees are invoiced in advance. Overage Fees will be invoiced in arrears. Fees for CalAmp performed Installation (“Installation Fees”) may be invoiced in advance. Fees for additional services, charges and any incidental expenses will be invoiced in arrears unless advance payment is required by CalAmp. All amounts due will be paid concurrent with the invoice if an Electronic Funds Transfer authorization or credit card authorization has been provided by Subscriber, and otherwise are payable within thirty (30) days of the invoice date except payment of certain charges that CalAmp may require to be paid in advance of shipment of the Hardware. If the actual Monthly Fee Commencement Date is earlier than that stated in the initial CalAmp invoice, then Subscriber agrees to pay the difference following receipt of a corrected invoice. SUBSCRIBER AGREES THAT TIME IS OF THE ESSENCE AND SUBSCRIBER AGREES TO MAKE PAYMENTS REGARDLESS OF ANY PROBLEMS SUBSCRIBER MAY HAVE WITH THE UNITS OR SERVICES INCLUDING THE OPERATION, CAPABILITY, INSTALLATION, OR REPAIR THEREOF, AND REGARDLESS OF ANY CLAIM, SETOFF, COUNTERCLAIM, OR DEFENSE SUBSCRIBER MAY HAVE AGAINST CALAMP, THE MANUFACTURER, SALESPERSON, OR ANY OTHER PARTY. Subscriber agrees to pay their account within the terms of sale as stated upon any invoice. CalAmp reserves the right to charge a late payment charge calculated daily as a percentage of the unpaid invoice balance from the date due, at the lesser of one and one half percent (1 1/2%) per month or the maximum rate permitted under applicable law. All credit terms granted to Subscriber or in Subscriber’s favor by CalAmp, including any extensions or continuations thereof shall be at the sole discretion of CalAmp. CalAmp reserves the right to amend or terminate any or all credit terms in its absolute sole discretion without prior notice. In addition to all other rights and remedies in this Agreement or available by law, which shall be deemed cumulative, in the event of late or nonpayment of Fees, charges or expenses, CalAmp may suspend Subscriber’s access to the Application Services and Communication Network, suspend any Hardware shipments, or impose additional credit risk mitigation terms (e.g. payment in advance or other credit or payment criteria) as a condition of continued access and shipments. Subscriber shall reimburse CalAmp for collection and litigation expenses incurred to collect any late or nonpayment of Fees or expenses, including reasonable attorney fees, and Subscriber shall pay a reinstatement fee per Hardware unit if its Communication Network data line has been provided under the CalAmp VSP Program or a similar program to reactivate any suspended access to the Application Services and Communication Network, if reinstatement is permitted. CalAmp shall send all invoices to Subscriber at the email address provided on the Contract Cover Page, unless Subscriber requests otherwise. Subscriber agrees to indemnify and hold CalAmp harmless against any and all losses, liabilities, claims, damages, costs or expenses, including costs of collection, legal fees, court costs and expenses incurred by CalAmp by reason of or arising out of or relating to any failure by Subscriber to make any payments under this Agreement as and when due.

7.3	Taxes. All prices and rates on an Order, or for any additional charges due or for services to be provided, do not include present and future personal property, sales, use, excise, GST, Universal Service Charge, value-added, franchise, license, gross receipts or other foreign, federal, state or local fees, taxes, duties or similar taxes or charges (collectively “Taxes”), which shall be paid by Subscriber (except for taxes based on the net income of CalAmp). If applicable, Subscriber may provide CalAmp with a tax exemption certificate annually that is acceptable to applicable taxing authorities. In the event Subscriber fails to pay such taxes or fees, CalAmp may, in its absolute sole discretion and without accepting any liability to do so, pay such taxes or fees on Subscriber’s behalf and, in such event, Subscriber hereby authorizes CalAmp to pay any such taxes or fees on Subscriber’s behalf, and Subscriber agrees to reimburse CalAmp promptly upon demand for the amount of any taxes, fees and charges that CalAmp pays on Subscriber’s behalf. Subscriber will indemnify and hold CalAmp harmless from all claims, liability and expense arising from Subscriber’s failure to pay any such Taxes, including interest, penalties and similar fees. Taxes associated with the Communication Network are included in the initial Sales Order but increases in Taxes from the wireless telecommunications service provider during the Term may be passed on and charged to Subscriber.

7.4	Disputed Charges. If Subscriber in good faith disputes any invoice charges, and provided Subscriber is not then in default on any of its obligations under this Agreement, Subscriber may withhold payment of such disputed charge for not more than sixty (60) days from the invoice date, provided within fifteen (15) days of receipt of such invoice, Subscriber has (i) delivered to CalAmp in writing a detailed statement of the exact basis of each disputed amount and (ii) paid all undisputed amounts. Thereafter Subscriber will fully cooperate and use all reasonable efforts to promptly resolve the dispute. Subscriber’s failure to provide such required notice within this fifteen (15) day period constitutes a waiver of the right to dispute such charges. Subscriber’s right to withhold payment does not apply to any amounts paid pursuant to an Electronic Funds Transfer Authorization or credit card authorization.

8.	TERM.

8.1	Term and Term Commencement Date. The Term of this Agreement will commence on the Term Commencement Date of the initial Order. The Term of the initial Order and each subsequent Order under this Agreement shall commence on the Monthly Fee Commencement Date (the “Term Commencement Date”), however, Subscriber agrees that this Agreement is fully effective between its Effective Date and the Term Commencement Date. The Term of this Agreement and the initial Order will continue in effect for the minimum number of months specified on the Contract Cover Page as the Initial Term (the “Initial Term”) which is the minimum Term of this Agreement. The Term for each subsequent Order will be equal to the minimum number of months specified on the Contract Cover Page as the Initial Term unless the Order specifies a longer period. The Term of this Agreement and the Term of all Orders not previously terminated will be automatically extended to coincide with the latest expiration date for Application Services purchased under any subsequent Order, and otherwise such Term will be automatically renewed upon its scheduled expiration, for successive one (1) year periods. The Term will include all such automatic extensions or renewals of the Term, the latest expiration of which together with the Initial Term will constitute the “Term.” Each subsequent Order (once accepted by CalAmp) and automatic renewals are binding and Subscriber’s obligations for the Term and all renewal periods are irrevocable, non-cancellable and unconditional, and are independent of any other agreement entered into between Subscriber and any third party. Notwithstanding the foregoing, either Party may give written notice of intent not to renew this Agreement (or any specific Order) at least ninety (90) days prior to the scheduled expiration of the then current Term, however, Subscriber agrees that its failure to maintain a service renewal rate on at least eighty-five percent (85%) of all Hardware units previously activated under this Agreement (determined on a cumulative basis during the Term), may result in CalAmp’s upward adjustment of the Monthly Subscriber Fees for the remaining active units for the balance of the Term.

8.2	Termination

8.2.1	Termination for Cause. (i) CalAmp may terminate this Agreement or any Order upon written notice if Subscriber breaches any of its payment obligations under this Agreement or applicable Order or fails to have Installation performed promptly following delivery of the Hardware, and fails to cure such breach within five (5) days of written notice thereof. (ii) Either Party may terminate this Agreement or any Order hereunder upon written notice if the other Party: (a) materially breaches this Agreement or the applicable Order and fails to cure such breach within thirty (30) days following receipt of written notice of such breach; (b) becomes insolvent, files a petition in bankruptcy or becomes subject to a petition in bankruptcy filed against it that is not dismissed within thirty days of its filing; (c) is placed under the control of a receiver, liquidator or committee of creditors; or (d) dissolves, ceases to function as a going concern, makes or attempts a general assignment for the benefit of creditors, or otherwise fails to conduct its business in the normal course. The Termination Date upon a failure to cure may be included in the written notice to cure and a separate, subsequent notice of termination is not required. Whether or not this Agreement or an Order is terminated, CalAmp may exercise its remedies cumulatively and concurrently, including the right to accelerate and declare immediately due and payable all remaining Monthly Subscriber Fees for the balance of the scheduled Term plus any past due amounts, late charges, interest and all other fees and expenses, including legal and other expenses incurred in connection with the collection of all sums due under this Agreement and enforcement by CalAmp of its rights and remedies, including reasonable attorney fees.

8.2.2	Termination Other Than For Cause.

Subscriber may for its convenience terminate this Agreement or any Order, or deactivate any Hardware unit(s) hereunder, prior to the end of the Term by providing not less than thirty (30) days prior written notice to CalAmp and by complying with Sections 8.3 and 8.4 below, provided Subscriber agrees that its failure to maintain active service on at least eighty-five percent (85%) of all Hardware units previously activated under this Agreement (determined on a cumulative basis during the Term), may result in CalAmp’s upward adjustment of the Monthly Subscriber Fees for the remaining active units for the balance of the Term. The Termination Date for any termination under this Section 8.2.2 will be the first day of the calendar month following expiration of the thirty-day termination notice period required herein. In the event that CalAmp is prevented from performing all or any part of this Agreement by any (i) law, regulation, requirement or ruling from any judicial, governmental or other authority, including without limitation the FCC (and nothing herein shall require CalAmp to pursue any legal or other recourse), or (ii) inability to procure from third party vendors through commercially reasonable means any rights, technology or Hardware components, then CalAmp may in its sole discretion immediately cease performance without liability, and may immediately terminate this Agreement or any Order.

8.3	Termination Fee. In order to exercise its right to terminate under Section 8.2.2, Subscriber shall pay an early termination fee (“Termination Fee”) to CalAmp in lieu of actual damages. The Termination Fee shall be determined by multiplying the number of Hardware units deactivated or terminated times the sum of (i) One Hundred Seventy-Five Dollars ($175.00) plus (ii) the additional sum of $25 per each such Hardware unit for which the Communication Network data line has been provided under the CalAmp VSP Program or similar program and whose minimum activation term has not been completed as of the Termination Date. The Termination Fee shall be in addition to all sums due or which become due under this Agreement or the applicable Order up to the Termination Date. The Termination Fee is due and payable to CalAmp within ten (10) days of the Termination Date. Subscriber and CalAmp acknowledge and agree that this formula represents a fair and reasonable means to permit Subscriber to terminate this Agreement or a particular Order or deactivate specific Hardware earlier than the scheduled expiration of the Term, and to compensate CalAmp for its losses associated with such early termination.

8.4	Effect of Termination. The effective date of expiration or termination of this Agreement or any Order, including under Sections 8.2.1 or 8.2.2 above, is deemed the “Termination Date.” Upon termination of an Order, this Agreement shall continue in full force and effect for all remaining Orders and Hardware units for the remainder of the Term. Upon termination or expiration of the Term of this Agreement, all Orders not previously terminated shall automatically terminate. Termination or expiration of the Term in accordance with this Agreement shall be without prejudice to any other rights or remedies of the Parties. Upon termination or expiration of the Term of this Agreement or any Order: (i) Subscriber agrees to pay all amounts accrued and which subsequently accrue or otherwise become due and owing to CalAmp for all Hardware and services, through the originally scheduled Term (except to the extent Termination Fees under Section 8.3 are applicable), and (ii) the rights and license granted to Subscriber under this Agreement or the particular Order terminate immediately and are of no further force and effect.

8.5	Dispute Resolution. This provision applies to disputes other than disputed invoice charges. The Parties agree to first attempt to resolve any disputes voluntarily under this Section 8.5 by good faith negotiations before initiating any lawsuit or legal action, except in the case where injunctive or other equitable relief is being sought in order to protect against the wrongful use or disclosure of Confidential Information or intellectual property, or other actual or threatened harm which may be irreparable or for which there is no adequate remedy at law. If the Parties’ principal points of contact at the operational level have been unable to resolve a dispute, either Party may request resolution under this Section by sending written or e-mail notice of such request to the other Party (“Request for Resolution”), in which notice the sending Party identifies an authorized representative (“Resolution Representative”). Within two (2) business days of the receipt of the Request for Resolution, the receiving Party will identify its Resolution Representative. The Resolution Representatives shall be part of each Party’s management-level team, not less than one level below vice-president, and at least one level above the operational point of contact referred to above. The Resolution Representatives will be responsible for promptly becoming knowledgeable about the dispute and then coordinating and conducting such meetings and communications as are appropriate to discuss the dispute and to negotiate a resolution, which will then be documented. Should appointment of both Resolution Representatives not occur as described above, or a written resolution of the dispute not be agreed upon within ten (10) business days following the appointment of the second Resolution Representative, either Party will be entitled to terminate this dispute resolution process upon written notice to the other Party at any time thereafter, and proceed with its other available remedies. Engaging in the dispute resolution process as herein described shall not delay or extend any time periods elsewhere specified in this Agreement, and the failure to reach a negotiated resolution of a dispute under this Section shall not be deemed evidence of a failure to act in good faith.

9.	HARDWARE AND WARRANTY.

9.1	Hardware Limited Warranty. Subject to fulfillment by Subscriber of its obligations under this Agreement, CalAmp warrants that for a period of one (1) year from shipment of Hardware (“Warranty Period”), it will repair or replace, at CalAmp’s sole discretion, Hardware (excluding ancillary accessories) having Defects (or the defective part thereof), provided that Subscriber delivers proper notification to CalAmp as set forth in Section 9.2 below during the Warranty Period. The warranty obligations described in Section 9 shall not apply to: (i) Hardware normally consumed in operation such as fuses, cables, antennae or mounting brackets; (ii) Hardware that CalAmp determines has evidence of a broken seal, which will invalidate the warranty, or (iii) Hardware that CalAmp determines does not have Defect(s), or is not working or is damaged or causes damage as a result of Subscriber’s unauthorized or improper use, storage or other non-warranted condition including but not limited to: (a) improper operation, (b) any combination, operation or use with equipment, software, services, technologies or processes not furnished by CalAmp; (c) detrimental exposure to corrosive or other chemicals, electric shock or surge, excessive temperature, impact or vibration, water, weather conditions or other elements; (d) involvement in any collision, accident, explosion, fire or any man made or natural force of any kind including Act of God; and (e) tampering, alteration, improper Installation or repair by any party other than CalAmp or its authorized Installer(s). Repair or replacement under warranty of Hardware with Defect(s) will not extend the Warranty Period. Replacement Hardware or components may be new or reconditioned, and may consist of comparable Hardware or components manufactured by the same or other manufacturers, in the sole discretion of CalAmp.

9.2	Notification and Return Material Authorization. Subscriber will provide CalAmp with proper notification that Hardware has a Defect. Proper notification will be deemed to have occurred only after (i) Subscriber has in good faith worked with CalAmp’s customer support team by telephone or email to evaluate, troubleshoot and test any Hardware that appears to have a Defect; (ii) CalAmp’s customer support team determines that the Hardware appears to have a warranted Defect that cannot be repaired through telephone support or over the air programming, and (iii) CalAmp authorizes and assigns a Return Material Authorization Number (“RMA”) for the Hardware.

9.3	Warranty and Repair Process. Subscriber at its own cost shall uninstall the Hardware from the Vehicle and return it, securely packaged, to a CalAmp-designated facility for repair with the assigned RMA clearly visible on each shipping form and carton. Inbound shipping will be paid by Subscriber and outbound standard ground shipping for warranty service will be borne by CalAmp, with Subscriber bearing all risk of loss during transit. Any other shipping requested by Subscriber will be at Subscriber’s sole cost. (Hardware containing a battery must be shipped by ground or as required by law.) Subscriber consents to Licensed Technology updates or upgrades being installed with respect to any Hardware in CalAmp’s possession under this Section 9. Certain Hardware may qualify for Advance Replacement, or Advance Replacement may be the only warranty fulfillment method available for the Hardware. If Advance Replacement applies, Subscriber must return the original Hardware with the Defect within fifteen (15) days of receipt of the replacement Hardware, failing which Subscriber agrees to pay CalAmp the then current full retail price of the Replacement Hardware plus shipping, which shall be due upon invoice. Hardware returned to CalAmp for repair under warranty that is determined to not be covered by warranty will be charged to Subscriber at a flat diagnostic/repair rate established by CalAmp, or if an Advance Replacement unit has shipped, at the lesser of the price of the Advance Replacement unit or the diagnostic/repair rate. Repair services for Hardware that is outside its warranty period may not be available and replacement may be required. If non-warranty repairs are requested and are available, the diagnostic/repair costs will be set forth in the RMA and Subscriber’s delivery of the Hardware to CalAmp constitutes agreement to these charges. Subscriber shall be responsible for the Installation and the payment of any Taxes or other charges or fees associated with each repaired or replaced Hardware unit. On-site troubleshooting services are not covered under warranty and are available to Subscriber only upon request and will be subject to a separate agreement.

9.4	Warranty Inapplicable. NOTWITHSTANDING THE FOREGOING, CALAMP DOES NOT WARRANT AND SHALL HAVE NO RESPONSIBILITY FOR REPAIR OR OTHER LIABILITY FOR HARDWARE (INCLUDING LICENSED TECHNOLOGY EMBEDDED THEREIN) NOT MANUFACTURED BY OR SOLD UNDER THE CALAMP BRAND OR NAME, OR FOR OTHER EQUIPMENT, REGARDLESS OF WHETHER PURCHASED FROM OR FURNISHED OR INSTALLED BY CALAMP, AS TO WHICH HARDWARE OR OTHER EQUIPMENT SUBSCRIBER SHALL BE LIMITED SOLELY TO ITS RIGHTS AND OBLIGATIONS UNDER ANY THIRD-PARTY MANUFACTURER’S LIMITED WARRANTY OR OTHER AGREEMENT.

9.5	Disclaimer. EXCEPT AS EXPRESSLY SET FORTH IN THIS AGREEMENT, TO THE MAXIMUM EXTENT PERMITTED BY APPLICABLE LAW, THE HARDWARE, THE APPLICATION SERVICES AND LICENSED TECHNOLOGY AND ANY OTHER MATERIALS, SOFTWARE, CONTENT, DATA AND/OR SERVICES PROVIDED BY CALAMP ARE PROVIDED “AS IS” AND “WITH ALL FAULTS,” AND SUBSCRIBER ASSUMES ALL RISK AND LIABILITY ASSOCIATED WITH THE PERFORMANCE, USE AND RESULTS THEREOF. CALAMP EXPRESSLY DISCLAIMS ANY AND ALL OTHER REPRESENTATIONS AND WARRANTIES OF ANY KIND OR NATURE, WHETHER EXPRESS, IMPLIED OR STATUTORY, INCLUDING BUT NOT LIMITED TO ANY IMPLIED OR OTHER WARRANTIES OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, TITLE, QUALITY OR NON-INFRINGEMENT. NO WARRANTY IS MADE BY CALAMP ON THE BASIS OF TRADE USAGE, COURSE OF DEALING OR COURSE OF PERFORMANCE. NO EMPLOYEE OR CONTRACTOR OF CALAMP (INCLUDING ANY SALESPERSON OR INSTALLER) IS AUTHORIZED TO CREATE ANY WARRANTY OR PROMISE, OR MODIFY ANY PROVISION OF THIS AGREEMENT. CALAMP DOES NOT WARRANT THE VALUE, ACCURACY OR SECURITY OF ANY DATA. CALAMP DOES NOT WARRANT THAT THE HARDWARE, APPLICATION SERVICES OR LICENSED TECHNOLOGY (OR ANY OTHER HARDWARE, SOFTWARE, INFORMATION, MATERIALS, TECHNOLOGY OR SERVICES PROVIDED UNDER THIS AGREEMENT) WILL MEET SUBSCRIBER’S REQUIREMENTS OR THAT THE OPERATION THEREOF WILL BE UNINTERRUPTED OR ERROR-FREE, OR THAT ALL ERRORS WILL BE CORRECTED. SUBSCRIBER ACKNOWLEDGES THAT CALAMP’S OBLIGATIONS UNDER THIS AGREEMENT ARE FOR THE BENEFIT OF SUBSCRIBER ONLY. THE SOLE OBLIGATION AND LIABILITY OF CALAMP, AND THE SOLE AND EXCLUSIVE REMEDY OF SUBSCRIBER FOR ANY BREACH OF WARRANTY SHALL BE REPAIR OR REPLACEMENT OF HARDWARE HAVING A DEFECT AS SET FORTH IN THIS SECTION 9.

9.6	Communication Network: SUBSCRIBER EXPRESSLY UNDERSTANDS AND AGREES THAT IT HAS NO CONTRACTUAL RELATIONSHIP WHATSOEVER WITH THE UNDERLYING WIRELESS TELECOMMUNICATIONS SERVICE PROVIDER OR ITS AFFILIATES OR CONTRACTORS AND THAT SUBSCRIBER IS NOT A THIRD PARTY BENEFICIARY OF ANY AGREEMENT BETWEEN CALAMP AND THE UNDERLYING SERVICE PROVIDER. IN ADDITION, SUBSCRIBER ACKNOWLEDGES AND AGREES THAT THE UNDERLYING WIRELESS TELECOMMUNICATIONS SERVICE PROVIDER AND ITS AFFILIATES AND CONTRACTORS SHALL HAVE NO LEGAL, EQUITABLE, OR OTHER LIABILITY OF ANY KIND TO SUBSCRIBER AND SUBSCRIBER HEREBY WAIVES ANY AND ALL CLAIMS OR DEMANDS THEREFOR.

10.	LIMITATION OF LIABILITY.

10.1	Limitations of Liability. CalAmp shall not be liable to Subscriber or to any other person for any loss or damage caused by the use of the Application Services or Licensed Technology or for any interruption of the services, regardless of cause. In no event shall CalAmp’s liability to Subscriber exceed the amount paid by Subscriber for the services in question. CalAmp shall not be liable to Subscriber or any third party for consequential, incidental, general, special or exemplary damages, including, without limitation, loss of or damage to Subscriber’s vehicles or assets or loss of profits, revenues or data, even if CalAmp has been advised of the possibility of such damages. Subscriber agrees to indemnify and hold CalAmp harmless from and against any and all losses or damages caused by the use of the Licensed Technology and Application Services or for any interruption of the services. No action shall be brought for any breach of this Agreement more than one year after accrual of such cause of action except by CalAmp for money due on an open account. Certain of the above limitations may not apply in some states. To the extent that any such limitations are precluded in a given state, such preclusion shall not affect any other limitations not so prohibited or precluded.

NOTWITHSTANDING ANYTHING ELSE SET FORTH IN THIS AGREEMENT, SUBSCRIBER EXPRESSLY ACKNOWLEDGES AND AGREE THAT ITS USE OF THE APPLICATION SERVICES AND LICENSED TECHNOLOGY IS AT IT’S SOLE RISK. THE APPLICATION SERVICES ARE PROVIDED ON AN “AS IS” AND “AS AVAILABLE” BASIS. CALAMP EXPRESSLY DISCLAIMS ALL WARRANTIES, REPRESENTATIONS AND CONDITIONS OF ANY KIND, WHETHER EXPRESS OR IMPLIED, INCLUDING, BUT NOT LIMITED TO, THE IMPLIED WARRANTIES, REPRESENTATIONS AND CONDITIONS OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE AND NON-INFRINGEMENT WITH RESPECT TO THE APPLICATION SERVICES. SOME JURISDICTIONS DO NOT ALLOW THE LIMITATION OR EXCLUSION OF IMPLIED WARRANTIES OR HOW LONG AN IMPLIED WARRANTY MAY LAST, SO THE ABOVE LIMITATIONS MAY NOT APPLY TO SUBSCRIBER. SUBSCRIBER MAY HAVE OTHER RIGHTS THAT VARY FROM JURISDICTION TO JURISDICTION.

10.2	Open Source Applications. Subscriber acknowledges that CalAmp embeds some Open Source Applications in some of its Hardware. These Open Source Applications are not licensed by CalAmp to Subscriber pursuant to the provisions of this Agreement and this Agreement may not be construed to grant any such right and/or license. Subscriber shall have only such limited rights and/or licenses, if any, to use the Open Source Applications as are set forth in the relevant agreements, available to Subscriber upon request during the Term, solely as embedded in the Hardware in a fully assembled state and not separately as components. CalAmp will have no obligation whatsoever under this Agreement to deliver, support or maintain any such Open Source Applications, and CalAmp disclaims any and all warranties and other obligations, express, implied or statutory, with respect to any and all Open Source Applications. CALAMP WILL NOT HAVE ANY LIABILITY ARISING FROM OR RELATED TO SUBSCRIBER’S USE OF THE OPEN SOURCE APPLICATIONS REGARDLESS OF THE NATURE OF THE CLAIM OR THE NATURE OF THE ALLEGED DAMAGES, INCLUDING, WITHOUT LIMITATION, DIRECT, INDIRECT, INCIDENTAL, SPECIAL, CONSEQUENTIAL OR PUNITIVE DAMAGES.

11.	CONFIDENTIAL INFORMATION.

11.1	Definition and Ownership of Confidential Information. “Confidential Information” is information disclosed by one Party (“Disclosing Party”) to the other Party (“Receiving Party”), that is identified as confidential or which by its nature or circumstances of disclosure, a reasonable person would believe to be confidential. Confidential Information may also include third-party information in the possession of the Disclosing Party. Confidential Information is proprietary to the Disclosing Party or its rightful third-party owner, if applicable, and will remain the sole property of the Disclosing Party or such third party. Except as necessary to CalAmp’s provision of services under this Agreement, Confidential Information will remain subject to the following.

11.2	Mutual Confidentiality Obligations. The Receiving Party agrees with respect to Confidential Information to: (i) hold it in confidence and use it solely for the purposes described in this Agreement; (ii) not reproduce it and to protect it from dissemination; (iii) not create any derivative work based thereon; (iv) restrict its access to such of its personnel, agents, and/or consultants who have an identifiable need and who are bound by a written non-disclosure agreement that contains restrictions at least as protective as those set forth herein and who will remain responsible to the Disclosing Party for any violation thereof; and (v) return, or at the Disclosing Party’s request destroy it upon termination or expiration of this Agreement, and certify in writing that it has done so. Notwithstanding the foregoing, the Receiving Party is not required to return or destroy Confidential Information if to do so would violate applicable law or regulation, or judicial or governmental order, and may retain copies of the Confidential Information created as part of its computer back-up or archival procedures for the period it normally archives or backs up records, provided in either case such copies shall be subject to the confidentiality restrictions of this Agreement until purged or destroyed. Subscriber Data scheduled or to be scheduled for destruction by CalAmp in the normal course of business may be destroyed as provided in Section 4.3 above.

11.3	Confidentiality Exceptions. Notwithstanding the foregoing, the provisions of Sections 12.1 and 12.2 will not apply to information that (i) is or becomes publicly available at or after the time of disclosure through no fault of the Receiving Party; (ii) is rightfully communicated to the Receiving Party by persons not bound by confidentiality obligations; (iii) is already in the Receiving Party’s possession free of any confidentiality obligations at the time of disclosure; or (iv) is independently developed by the Receiving Party without access to the Confidential Information. The Receiving Party may disclose Confidential Information (a) in response to a judicial or governmental order, provided it shall first give notice to the Disclosing Party (unless such notice is precluded by the order or by law) so to enable it to seek a protective order at no cost to the Receiving Party, (b) as required by law or regulation, or (c) in order to establish the Receiving Party’s rights under this Agreement, including to make such court filings as may be required; provided that in each case, the Receiving Party reasonably minimizes such disclosures to the extent legally permissible. Subscriber further authorizes CalAmp to share Subscriber’s information with any wireless telecommunications service provider responsible for the Data Network to permit the provider’s compliance with any such orders, regulations or laws.

11.4	Injunctive Relief. In addition to all other rights and remedies, the Disclosing Party shall be entitled to seek temporary, preliminary and permanent injunctive relief in order to prevent or to restrain any breach or threatened breach of the obligations under this Section 12.

12.	SECURITY; PERSONAL INFORMATION AND PRIVACY. Subscriber agrees and understands that it is responsible for maintaining the confidentiality of passwords associated with any account it uses to access the Services. Accordingly, subscriber agrees that it will be solely responsible to CalAmp for all activities that occur under its account. If Subscriber becomes aware of any unauthorized use of its password or of its account, it agrees to notify CalAmp immediately at +1 (877) 684-2040. Subscriber agrees that, in order to perform its obligations under this Agreement, CalAmp may collect personal information about it or, if applicable, Subscriber’s customers, and when the Services are used, and about Subscriber or, if applicable, Subscriber customers’ assets. Subscriber understands and agrees that in conjunction with employee training, quality control and the provision of the Services, CalAmp and/or its agents or service providers may monitor the activities and location of Subscriber or, if applicable, Subscriber customers’ assets and the usage of the CalAmp system. Further, Subscriber understands that privacy cannot be guaranteed on the CalAmp system or other systems such as those used in order to provide the Services, and CalAmp shall not be liable to Subscriber or any other third party for any claims, loss, damages or costs which may result from a lack of privacy. Subscriber consents to CalAmp using information about Subscriber and Subscriber assets to (i) administer the Services, (ii) electronically locate Subscriber or, if applicable, Subscriber customers’ assets equipped with a Unit in conjunction with providing the Services, (iii) provide information to third party service providers, wireless carriers or other persons for the purpose of providing the Services, or in response to a subpoena or other legal process, and (iv) use and share Subscriber information and statistics that do not include information that identifies Subscriber or, if applicable, Subscriber clients, personally. In addition, Subscriber consents to CalAmp using information about Subscriber and its assets including contact information and the types of Services that Subscriber purchases and uses to (i) enforce the terms of this Agreement, (ii) prevent fraud and respond to regulatory and legal requirements, or in conjunction with a government inquiry, or in litigation or dispute resolution, and (iii) share information with CalAmp affiliates in conjunction with the Services and for the purpose of providing Subscriber with any promotional offers and marketing materials. Subscriber also consents and agrees to the use of Subscriber personal information to (i) administer Subscriber’s account, including for credit and collections purposes, and (ii) disclose such information to Subscriber’s bank or to a third party collection agency. Subscriber may obtain a copy of the full text of the CalAmp Privacy Policy Statement by contacting CalAmp’s Privacy Officer. SUBSCRIBER ACKNOWLEDGES THAT IT IS SUBSCRIBER’S RESPONSIBILITY TO ADVISE ALL OCCUPANTS OR USERS OF SUBSCRIBER’S OR, IF APPLICABLE, SUBSCRIBER CUSTOMERS’ ASSETS EQUIPPED WITH A UNIT ABOUT HOW INFORMATION ABOUT THEM MAY BE COLLECTED, USED AND DISCLOSED BY CALAMP.

13.	USE OF WEBSITE. CalAmp maintains a website that Subscriber may access in connection with Services Subscriber purchases from CalAmp or CalAmp’s authorized agents. Subscriber agrees that Subscriber will not use or attempt to use this website for any purpose: 1) that is any way unlawful or prohibited, 2) that transmits any unauthorized or unsolicited advertisements, solicitations, schemes, spam, flooding, or other unsolicited e-mail or unsolicited commercial communications, 3) that transmits any viruses, 4) that interferes with CalAmp’s network services; 5) that attempts to gain unauthorized access to CalAmp’s network services, or 6) that impairs or limits CalAmp’s ability to operate this website or any other person’s ability to access or use the website. Subscriber agrees that Subscriber will only access or use information related to Subscriber in accordance with the Services Subscriber purchase, and not for any illegal purposes. Subscriber agree that Subscriber will access this website at Subscriber own risk. SUBSCRIBER ASSUMES ALL RESPONSIBILITY AND RISK FOR THE USE OF THIS WEBSITE, SERVER AND THE INTERNET GENERALLY. Subscriber understands that CalAmp cannot and does not ensure continuous access to the website. Access may be interrupted due to technical limitations, such as heavy use and server malfunctions, or other circumstances such as maintenance. CalAmp reserves the right to modify this website at any time without Subscriber consent. SUBSCRIBER UNDERSTANDS AND AGREES THAT CALAMP WILL NOT BE LIABLE FOR ANY DIRECT, INDIRECT, INCIDENTAL, SPECIAL, CONSEQUENTIAL, PUNITIVE, OR EXEMPLARY DAMAGES RESULTING FROM, OR IN ANY WAY CONNECTED TO, SUBSCRIBER’S ACCESS TO, USE OF, INABILITY TO USE, OR RELIANCE ON THE WEBSITE OR ANY MATERIALS, INFORMATION, PRODUCTS OR SERVICES OBTAINED OR ACCESSED THROUGH THE WEBSITE. FOR THOSE JURISDICTIONS THAT EITHER DO NOT ALLOW OR PLACE RESTRICTIONS UPON THE EXCLUSION OR LIMITATION OF DAMAGES IN CERTAIN TYPES OF AGREEMENTS, THIS LIMITATION SHALL BE CONSTRUED TO PERMIT THE MAXIMUM EXCLUSION OR LIMITATION PERMITTED BY APPLICABLE LAW.

14.	ARBITRATION. This Arbitration Provision describes when and how a Claim may be arbitrated. A “claim” is any claim, dispute or controversy between Subscriber and CalAmp that in any way arises from or relates to this Agreement and includes: initial claims, counterclaims, cross-claims and third-party claims; disputes based on contract, tort, fraud and other intentional torts (at law or in equity, including any claim for injunctive or declaratory relief); disputes based on constitutional grounds or on laws, regulations, ordinances or similar provisions; and disputes about the validity, enforceability, arbitrability or scope of this Arbitration Provision or this Agreement.

IF SUBSCRIBER OR CALAMP CHOOSE ARBITRATION,

●	ANY CLAIM WILL BE DECIDED BY ARBITRATION AND NOT IN COURT OR BY A JURY TRIAL.

●	DISCOVERY AND RIGHTS TO APPEAL ARE LIMITED BY THE ARBITRATION RULES OF THE ARBITRATION ADMINISTRATOR.

●	SUBSCRIBER GIVES UP ITS RIGHT TO PARTICIPATE AS A REPRESENTATIVE OR MEMBER OF A CLASS IN A CLASS ACTION (“CLASS ACTION WAIVER”).

●	CLAIMS BROUGHT BY OR AGAINST ONE SUBSCRIBER MAY NOT BE JOINED WITH CLAIMS BY A CO-SUBSCRIBER OR CO-SIGNER.

●	OTHER RIGHTS THAT SUBSCRIBER OR CALAMP WOULD HAVE IN COURT MAY NOT BE AVAILABLE IN ARBITRATION.

Either Subscriber or CalAmp may require any Claim to be arbitrated, except neither party is obligated to arbitrate a Claim that is brought and maintained as an individual (as opposed to a class) claim and that involves an amount in dispute or claim for damages of less than $25,000. Arbitration begins when a party gives written notice to the other party of the intent to require arbitration. This notice may be given before or after a lawsuit has been started over the Claim or with respect to other Claims brought later in the lawsuit. Arbitration of a Claim must comply with this Arbitration Provision and the applicable rules of the arbitration Administrator. CalAmp will not choose to arbitrate an individual claim that Subscriber brings against CalAmp in small claims court or state’s equivalent court, if any. If that Claim is transferred, removed or appealed to a different court, or if Subscriber modifies the claim to seek class relief, CalAmp then may choose arbitration.

The arbitration Administrator shall be the American Arbitration Association (“AAA”), 335 Madison Avenue, New York, NY 10017, www.adr.org, (800) 778-7879. If the AAA is unwilling to serve as the Administrator, the parties shall attempt to agree upon a substitute Administrator. If the parties are unable to so agree, each shall select one representative, and the two representatives shall select a third party, and the two representatives and the third party shall select the Administrator. Any arbitration hearing that Subscriber attends must take place at a location reasonably convenient to Subscriber’s residence.

Subscriber gives up its right to participate in a class action. This means that Subscriber may not be a representative or member of any class of claimants or act as a private attorney general in court or in arbitration with respect to any Claim. Notwithstanding any other part of this Arbitration Provision, the validity and effect of the Class Action Waiver must be determined only by a court and not by an arbitrator. If a court limits or voids the Class Action Waiver, then this entire Arbitration Provision (except for this paragraph) will be null and void.

An Administrator charges fees to administer an arbitration proceeding. This may include fees not charged by a court. When Subscriber chooses an Administrator, it should carefully review the fees charged by the Administrator. CalAmp will pay these fees if required by applicable law, or if otherwise necessary to ensure that this Arbitration Provision is enforceable. CalAmp will not ask Subscriber to pay or reimburse CalAmp for any fees CalAmp pays the Administrator. If CalAmp requires a Claim to be arbitrated, CalAmp will pay or reimburse Subscriber for up to $1,000 in fees that would otherwise be charged to Subscriber by the Administrator. However, if either CalAmp or Subscriber requires a Claim to be arbitrated, Subscriber may tell CalAmp in writing that Subscriber is unable to pay the fees charged by the Administrator or that Subscriber believes those fees to be excessively high. If Subscriber does so, CalAmp will pay or reimburse Subscriber for up to all of the fees that would otherwise be charged to Subscriber by the Administrator if Subscriber’s request is reasonable and in good faith. Each party must pay the expense of that party’s attorneys, experts, and witnesses, regardless of which party prevails in the arbitration, unless applicable law and/or this Arbitration Provision provide otherwise.

In addition to the parties’ rights to obtain discovery under the arbitration rules of the Administrator, either party may submit a written request to the arbitrator to expand the scope for discovery normally allowable under the arbitration rules of the Administrator. The Arbitrator will have discretion to grant or deny that request.

Judgment upon the arbitration award may be entered in any court having jurisdiction. In response to a timely request from either party, the arbitrator must provide a brief written explanation of the basis for any award. The arbitrator’s decision is final and binding, except for any right of appeal provided by the Federal Arbitration Act. However, if the amount of the award exceeds $100,000 or is a “take nothing” award, a party can appeal the award to a three-arbitrator panel administered by the Administrator, which must reconsider any aspect of the initial award requested by the appealing party. Reference in this Arbitration Provision to the “arbitrator” means the panel of arbitrators if an appeal of the arbitrator’s decision has been taken. Subject to applicable law, costs of any appeal will be borne by the appealing party regardless of the outcome of the appeal.

This Arbitration Provision is governed by the Federal Arbitration Act and not by any state arbitration law. The arbitrator must apply applicable statutes of limitations and claims of privilege recognized at law, and applicable substantive law consistent with the Federal Arbitration Act. The arbitrator is authorized to award all remedies permitted by substantive law that would apply if the action were pending in court.

This Arbitration Provision survives the repayment of all amounts Subscriber owes CalAmp, the transfer of this Agreement, and any bankruptcy by Subscriber, to the extent not inconsistent with applicable bankruptcy law. Except as provided above, if any part of this Arbitration Provision is determined to be invalid or unenforceable, this Arbitration Provision and the Agreement will remain enforceable. In the event of a conflict or inconsistency between this Arbitration Provision and the applicable arbitration rules or the other provisions of this Agreement or any other contract between Subscriber and CalAmp, this Arbitration Provision will govern.

Subscriber may opt out of this arbitration provision by sending CalAmp written notice of Subscriber’s intent to do so by registered mail, provided Subscriber sends the notice within 10 days of the date of this Agreement.

If Subscriber is a corporation, partnership, association or other business or commercial entity, Subscriber agrees that notwithstanding anything to the contrary in this Section14: (1) CalAmp will not pay any part of Subscriber’s costs and expenses of arbitration unless ordered to do so by the arbitrator; (2) any arbitration under this Agreement will be held in Lake Forest, California; and (3) Subscriber will not have the right to opt out of this arbitration provision.

15.	GENERAL.

15.1	Force Majeure. Notwithstanding any other provision of this Agreement, neither party shall be deemed in default of this Agreement for delay, failure in performance, loss or damage due to any of the following force majeure events: fire, strike, embargo, explosion, interruptions or irregularities in power or connectivity, earthquake, nuclear accident, terrorism, volcanic action, flood, war, water, the elements, labor disputes, civil disturbances, the requirements of any government, civil or military authority, acts of God or public enemy, inability to obtain or secure products or transportation facilities, acts or omissions of common carriers or other causes beyond a Party’s reasonable control, whether or not similar to the foregoing. Force majeure may not be asserted by Subscriber to excuse or suspend Subscriber’s payment obligations.

15.2	Assignment. Neither Party may assign its rights or obligations under this Agreement without the prior written consent of the other Party, which consent shall not be unreasonably withheld, conditioned or delayed, provided consent is not required in conjunction with the merger, transfer or sale of a majority of a Party’s outstanding voting capital stock or substantially all of its assets, or other transaction effecting a change of control, nor is consent required for CalAmp’s sale of assets primarily pertaining to or required for the performance of its obligations under this Agreement, or its sale or assignment of accounts receivable or subcontracting any of its performance obligations hereunder. This Agreement shall be binding upon and inure to the benefit of the Parties’ successors and permitted assigns.

15.3	Compliance with Laws. Subscriber agrees that with respect to the Hardware, Application Services and Licensed Technology, Subscriber’s use (including the handling and disposal of Hardware subsequently uninstalled from a Vehicle) will comply with all applicable laws, statutes, regulations, ordinances, and rules of governmental authority, and to hold CalAmp harmless from liability or loss by reason of any asserted or established violation of said laws, statutes, regulations, ordinances or rules by Subscriber or anyone Subscriber authorizes to use a vehicle equipped with the Hardware, Application Services or Licensed Technology. CalAmp is not liable for any claims or damages that may arise out of the fact that GPS and/or starter disablement technologies are not permitted, or used in compliance with applicable law, in a particular jurisdiction. Subscriber will not directly or indirectly export, re-export or transmit in violation of any export laws, rules or regulations of Canada or the United States. Where applicable, Subscriber will advise its authorized drivers, employees and contractors that Vehicles are tracked and detailed operating information is collected, stored and reported. If Subscriber has authorized a third-party to receive data and information from CalAmp related to Subscriber’s account, including data pertaining to Vehicle location and driver operating behavior, then to the extent CalAmp agrees to provide such data and information, Subscriber agrees that such third party (and not CalAmp) is solely responsible for the handling of that shared data and information, including responsibility for compliance with all laws (including the laws of privacy) pertaining to the sharing, use and retention thereof.

15.4	Notices. Except as otherwise provided in this Agreement, all notices or other communications hereunder to be effective shall be in writing and either delivered in person by a nationally recognized overnight delivery service (with delivery confirmed), or deposited in the United States mail, postage prepaid, certified mail, return receipt requested, and addressed to Subscriber or to CalAmp at the addresses specified in this Agreement. Notices shall be effective upon receipt (or first attempted delivery, if refused or unclaimed). Either Party may send a notice changing its address for receipt of notices under this Section.

15.5	No Third Party Beneficiaries. This Agreement is intended solely for the benefit of the Parties, their successors and permitted assigns. There are no express, implied, legal or equitable rights or benefits conferred upon any third party.

15.6	Independent Contractors. Each Party is an independent contractor and not a partner, joint venturer, or agent of the other, and will have no authority to bind the other to any contract or commitment of any type.

15.7	Promotion. Each Party may use the other Party’s name and logo in connection with speaking engagements, Web sites, client proposals and other communications sent to existing and potential customers and others, to the extent necessary to indicate the relationship of the Parties. CalAmp may also document a business case for the technology solution deployed for Subscriber, with Subscriber’s review prior to release. Either Party may distribute a press release announcing the execution of this Agreement, with the other Party’s prior written consent, which consent will not be unreasonably withheld or delayed, provided no Confidential Information is disclosed.

15.8	Order of Precedence. These Terms and Conditions take precedence over those contained in any Order. Any additional or different terms contained in a Subscriber purchase order whether or not such terms would materially alter this Agreement, shall be deemed objected to by CalAmp and of no force or effect unless the Parties expressly amend this Agreement in writing. Execution of an Order shall not operate as an amendment to this Agreement.

15.9	Waivers of Default. A Party’s waiver of any breach or default shall not be deemed a waiver or modification of any term or condition of this Agreement, a continuing waiver of such breach or default or a waiver of any other breach or default.

15.10	Survival. The expiration or termination of this Agreement shall not terminate vested rights of either Party unless this Agreement expressly specifies otherwise, or release either Party from any liabilities or obligations incurred prior to expiration or termination, or from obligations which by their express terms or by their nature are intended to survive expiration or termination in order to achieve the intent of the Parties.

15.11	Headings. Section headings are solely for the convenience of the Parties, and shall not affect the meaning or interpretation of any term or condition of this Agreement.

15.12	Governing Law and Admissibility. This Agreement will be governed by and interpreted in accordance with the laws of the State of California, without regard to conflicts of law principles. This Agreement shall not be governed by the United Nations Convention on Contracts for the International Sale of Goods. Any printed or electronic form or copy of this Agreement is admissible in any judicial or administrative proceedings to the same extent as other business documents and records.

15.13	Entire Agreement. This Agreement constitutes the entire agreement between the Parties with respect to its subject matter and supersedes all prior oral or written proposals, negotiations and agreements between the Parties relating to the subject matter. No modifications to this Agreement or waivers will be enforceable unless evidenced in writing and signed by both Parties.

15.14	Severability. If any provision of this Agreement shall be held invalid or unenforceable by a court or other forum of competent jurisdiction, such invalidity or unenforceability shall not invalidate or render unenforceable the entirety of this Agreement. Unless a failure of consideration would result, the invalid or unenforceable provision will be deemed revised to the minimum extent necessary in order to make this Agreement valid and enforceable (provided this Agreement as revised continues to substantially reflect its original intent).

15.15	Counterparts. This Agreement may be executed in counterparts, each of which will be deemed an original, but all of which together will constitute one and the same instrument. This Agreement may be executed by the exchange of facsimile or scanned signatures or electronic signature. By signing this Agreement (through electronic acceptance) or otherwise, Subscriber agrees to all terms of this Agreement, including the arbitration provision under Section 14.